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                                                                   EXHIBIT 10.2


                       CONSULTING AND SEVERANCE AGREEMENT


         THIS CONSULTING AND SEVERANCE AGREEMENT (this "Agreement") is made and entered into effective as of May 10, 2002 by and between AER Energy Resources, Inc., a Georgia corporation ("AER Energy") and David W. Dorheim, a resident of Atlanta, Georgia ("Consultant"), in which the parties hereto, in consideration of the mutual covenants contained herein and for $1.00 and other good and valuable consideration, do hereby agree as follows:

         1. Termination of Employment. Consultant hereby resigns from his employment with AER Energy, effective as of May 10, 2002 (the "Resignation Date"). Consultant will no longer be an officer or employee of AER Energy on and after the Resignation Date. Consultant will thereafter remain available to provide services to AER Energy pursuant to the terms of this Agreement. After the Resignation Date, Consultant will have no right to further employment with AER Energy, and AER Energy will have no obligation to employ Consultant.

         2. Consulting; Term. For the period (the "Consulting Period") commencing on May 10, 2002 and ending on the Termination Date (as defined herein), AER Energy hereby engages Consultant as a consultant and Consultant hereby accepts such engagement, all upon the terms and conditions set forth in this Agreement. The Termination Date shall be the earlier of (a) November 15, 2002 or (b) the date that the Consultant begins full-time employment (defined as being required to work not less than 40 hours per week for a particular employer).

         3.       Duties and Responsibilities.

                  (a) Working Time and Responsibilities. During the Consulting Period, Consultant shall undertake such consulting projects as AER Energy shall request. Consultant will work closely with AER Energy's President, the Chief Executive Officer and the Chairman of the Board, as well as the other officers and directors of AER Energy. During the Consulting Period, Consultant shall devote the following amounts of working time to his duties under this Agreement:

                           (i) In each of May and June 2002, Consultant shall be required to work no more than two full days per week. In each of July and August 2002, Consultant shall be required to work no more than one full day per week. In each of September, October and November 2002, Consultant shall be required to work no more than one half day per week. However, in each case above, Consultant may be required to work additional days in a week so long as the number of days worked in the next week or subsequent weeks is reduced by the number of extra days so worked.

                           (ii) Consultant shall choose which days he desires to work, although the Chief Executive Officer and the President may require Consultant to work on specific days in accordance with the needs of AER Energy. All of Consultant's duties shall be performed at the principal offices of AER Energy unless otherwise requested by the President or the Chief Executive Officer. Consultant shall be available for reasonable travel as appropriate to perform his duties under this Agreement.


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                           (iii)    During the Consulting Period, Consultant
                  shall also be available for such telephonic consultations as may be required by the President or the Chief Executive Officer.

                  (b) Performance of Duties. Consultant shall perform such duties to the best of his abilities, shall use his best efforts to promote the success of the business of AER Energy and shall not manage or direct, whether as a consultant or an employee, any other business activity that is engaged in the business of developing and licensing zinc air batteries and related technologies for portable electronic devices. Nothing herein shall prohibit Consultant from seeking other employment with a company that may be competitive with AER Energy. AER Energy will provide Consultant with such facilities and personnel as AER Energy deems appropriate for the performance of his duties under this Agreement. Consultant shall not be an employee of AER Energy.

         4.       Compensation; Reimbursement of Expenses.

                  (a) Consulting Fee. AER Energy will pay Consultant a consulting fee of $22,324.86 per month until the Termination Date.

                  (b) Reimbursement of Expenses. AER Energy will reimburse Consultant for all of his reasonable administrative and travel expenses incurred outside of the Atlanta, Georgia metropolitan area in the performance of his duties under this Agreement; provided that Consultant has obtained prior approval from the Chief Executive Officer for such expenses.

                  (c) Outplacement Support. AER Energy will pay up to $6,500 of the Consultant's outplacement support fees to assist Consultant in locating new full-time employment.

                  (d) COBRA Coverage. From May 10, 2002 until December 31, 2002 (or until such earlier time as Consultant is no longer covered under the health insurance provisions of the Consolidated Omnibus Budget Reconciliation Act ("COBRA")), AER Energy will continue Consultant's health insurance coverage by making payments pursuant to COBRA. Consultant agrees that he has no claims to any benefits or payments from AER Energy except as they are expressly set forth herein.

         5. Effect on Existing Stock Options. AER Energy will cause all of Consultant's outstanding stock options to be amended so that they shall remain exercisable until the earlier of their current term or June 30, 2006.

         6. Director Status. AER Energy will nominate Consultant for election to the Board of Directors at the AER Energy 2002 Annual Meeting of Shareholders for a term of one year. The Board of Directors may, in its discretion, nominate Consultant for election to the Board of Directors for subsequent terms.


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         7.       Ownership and Non-Disclosure.

                  (a) Work Product. Except as expressly provided in this Agreement, AER Energy alone shall be entitled to all benefits, profits and results arising from or incidental to Consultant's performance of the consulting services described in this Agreement (the "Services"). To the greatest extent possible, any work product, property, data, documentation or information or materials prepared, conceived, discovered, developed or created by Consultant in connection with performing the Services or any other of his employment responsibilities to date at AER Energy ("Work Product") shall be deemed to be "work made for hire" as defined in the Copyright Act, 17 U.S.C.A. ss. 101 et seq., as amended, and owned exclusively and perpetually by AER Energy. Consultant hereby unconditionally and irrevocably transfers and assigns to AER Energy all intellectual property or other rights, title and interest Consultant may currently have (or in the future may have) by operation of law or otherwise in or to any Work Product. Consultant shall execute and deliver to AER Energy any transfers, assignments, documents or other instruments that AER Energy may deem necessary or appropriate to vest complete and perpetual title and ownership of any Work Product and all associated rights exclusively in AER Energy. AER Energy shall have the right to adapt, change, revise, delete from, add to and rearrange the Work Product or any part thereof written or created by Consultant, and to combine the same with other works to any extent, and to change or substitute the title thereof, and in this connection Consultant hereby waives the "moral rights" of authors as that term is commonly understood throughout the world including, without limitation, any similar rights or principles of law which Consultant may now or later have by virtue of the law of any locality, state, nation, treaty, convention or other source. Unless otherwise specifically agreed, Consultant shall not be entitled to any compensation in addition to that provided for in Section 4 for any exercise by AER Energy of its rights set forth in this Section 7(a).

                  (b) Trade Secrets and Confidential Information. Through exercise of his rights and performance of his obligations under this Agreement, and as President and Chief Executive Officer of AER Energy prior to the date hereof, Consultant has been and will be exposed to "Trade Secrets" and "Confidential Information" (as those terms are defined in this Section 7(b)). "Trade Secrets" shall mean information or data of or about AER Energy or any affiliate or other entity from which AER Energy has licensed or during the Consulting Period will license technology, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, distributors, or licensees, that: (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent the foregoing definition is inconsistent with a definition of "trade secrets" mandated under applicable law, the latter definition shall govern for purposes of interpreting Consultant's obligations under this Agreement. "Confidential Information" shall mean valuable, non-public, competitively sensitive data and information relating to the business of AER Energy or any of its affiliates, any other entity from which AER Energy


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         has licensed or during the Consulting Period will license technology, or any other entity to which AER Energy has or will license its technology (including any such technology that is or will be licensed from others) any subsidiary or affiliate, other than Trade Secrets. Consultant acknowledges and agrees that any unauthorized disclosure or use of any Trade Secrets or Confidential Information would be wrongful and would likely result in immediate and irreparable injury to AER Energy. Except as required to perform his obligations under this Agreement or except with Company's prior written permission, Consultant shall not, without the express prior written consent of AER Energy, redistribute, market, publish, disclose or divulge to any other person or entity, or use or modify for use, directly or indirectly in any way for any person or entity: (i) any Trade Secrets at any time (during or after the Consulting Period) during which such information or data shall continue to constitute a "trade secret" under applicable law; and (ii) any Confidential Information during the Consulting Period and for a period of four (4) years after termination of the Consulting Period. Consultant shall cooperate with any reasonable confidentiality requirements of AER Energy. Consultant shall immediately notify AER Energy of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Consultant becomes aware.

                  (c) Return of Materials. At any point during the Consulting Period at the specific request of AER Energy, or, in any event, immediately after the Consulting Period has been terminated, Consultant will return to AER Energy all Work Product (including any copies or reproductions thereof and any materials constituting or containing Trade Secrets or Confidential Information of AER Energy) that are in Consultant's possession or control.

                  (d) Acknowledgment. The parties acknowledge and agree that the covenants of Consultant in this Section 7 (collectively, the "Protective Covenants") are reasonable as to time, scope and territory given AER Energy's need to protect its substantial investment in its Work Product, Confidential Information and Trade Secrets, and particularly given (a) the compensation and benefits that are to be provided Consultant, (b) the complexity and competitive nature of AER Energy, and (c) that Consultant has sufficient skills to find alternative, commensurate employment or consulting work in Consultant's field of expertise that would not entail a violation of the Protective Covenants. The parties further acknowledge that any breach or threatened breach of a Protective Covenant by Consultant is likely to result in irreparable injury to AER Energy, and therefore, in addition to all remedies provided at law or in equity (which remedies shall be cumulative and not mutually exclusive), AER Energy shall be entitled to file suit in a court of competent jurisdiction to seek a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of the Protective Covenant.

                  (e) No Effect of Termination. The termination of the Consulting Period or this Agreement shall not limit or otherwise affect the agreements and covenants set forth in this Section 7.

         8. Indemnification. AER Energy shall indemnify Consultant with respect to his service under this Agreement to the full extent permitted by the Georgia Business Corporation Code.

         9.       Termination.


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                  (a)      Termination with Cause by AER Energy. AER Energy may
         terminate its obligations under this Agreement upon the breach or default by Consultant of any provision of this Agreement or any other agreement between Consultant and AER Energy if such breach or default is not remedied within thirty days after written notice thereof to Consultant.

                  (b) Termination on Account of Death or Medical Disability. AER Energy may terminate its obligations under this Agreement upon the death of Consultant or upon the expiration of 60 days following the commencement of a continuous period of medical disability (either physical or mental) of Consultant causing him to have been substantially unable to perform his duties pursuant to this Agreement for such sixty-day period; provided, however, that any stock option which has previously been granted to Consultant (as such agreement may be amended) shall continue in effect to the extent provided in the stock option agreement. A state of "medical disability" may be conclusively established by the parties' agreement that such state exists or by the issuance of a letter confirming such disability written by a duly licensed and practicing physician selected by AER Energy. A state of medical disability shall commence upon the first day Consultant is substantially unable to perform his duties hereunder because of any medical disability.

         10.      Releases.

                  (a) Mutual Releases. Consultant hereby releases, discharges and acquits forever the AER Energy Releasees (as defined below) from any and all debts, claims, demands, liabilities, assessments, actions or causes of action, whether in law or in equity, whether direct or indirect, whether presently known or unknown, absolute or contingent, arising under any law, rule, regulation, ordinance, agreement, guideline or other standard of conduct of any kind whatsoever (collectively, "Claims") which Consultant had, now has, or may have had against any of the AER Energy Releasees from the beginning of time up to the date of this Agreement. Except as provided in Section 10(c), AER Energy hereby releases, discharges and acquits forever Consultant from any and all Claims which AER Energy had, now has, or may have had against Consultant from the beginning of time up to the date of this Agreement. Unless the context plainly requires otherwise, the term "AER Energy Releasees" includes AER Energy and its owners, shareholders, directors, officers, partners, agents, attorneys, parent entities, employees, successors, assigns, affiliates and subsidiaries, and each of their respective owners, shareholders, directors, officers, partners, agents, attorneys, parent entities, employees, successors, assigns, affiliates and subsidiaries.

                  (b) Employment-Related Claims. Without limiting the foregoing release, Consultant waives all rights he may have had or now has to pursue any and all remedies available to him under any cause of action whatsoever against the AER Energy Releasees, including without limitation, claims of wrongful discharge, emotional distress, defamation, breach of contract, breach of the covenant of good faith and fair dealing, the Employee Retirement Income Security Act, and any other laws and regulations relating to employment, including any and all employment laws of the State of Georgia. Consultant further acknowledges and expressly agrees that he is waiving any and all


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         rights he may have had or now has to pursue any claim of
         discrimination, including but not limited to, any claim of discrimination based on sex, age, race, national origin, disability, or on any other basis, under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1866, any other analogous law of the State of Georgia, and all other laws and regulations relating to employment.

                  (c) Exception for Ownership and Non-Disclosure Claims. Notwithstanding anything in Section 10(a) to the contrary, AER Energy shall be permitted to assert against Consultant a Claim arising out of an alleged breach of any agreement, representation or covenant contained in Section 7 hereof.

         11.      Miscellaneous.

                  (a) Severability. All the agreements set forth in this Agreement are independent agreements and severable from one another, and the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement; provided, however, that should any judicial body interpreting this Agreement deem any provision to be unreasonably broad in time, territory, scope or otherwise, AER Energy and Consultant intend for the judicial body, to the greatest extent possible, to reduce the breadth of the provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

                  (b) Assignment; Successors in Interest. Except for the transfer of options by will or the laws of descent and distribution as provided in the stock option agreement described in Section 4 of this Agreement, Consultant shall have no right to assign or transfer any or all of his rights and obligations under this Agreement without the prior written consent of AER Energy. This Agreement shall be binding upon the parties to this Agreement and their respective legal representatives, heirs, devises, legatees and successors and assigns (whether or not permitted), shall inure to the benefit of the parties to this Agreement and their respective permitted legal representatives and permitted successors and assigns, and any reference to a party to this Agreement shall also be a reference to a successor or permitted assign.

                  (c) Notices. All notices or other communications provided for under this Agreement shall be in writing signed by the party making the same and shall be either delivered in person or mailed by first-class mail (postage prepaid) addressed to:


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                           If to Consultant, to:

                                    David W. Dorheim


                           If to AER Energy, to:

                                    Lawrence A. Tinker, President
                                    AER Energy Resources, Inc.
                                    4600 Highlands Parkway, Suite G
                                    Smyrna, GA  30082
                                    Fax No. (404) 433-2286

                           with a copy to:

                                    Mark D. Kaufman
                                    Sutherland Asbill & Brennan LLP
                                    999 Peachtree Street, N.E.
                                    Atlanta, GA  30309
                                    Fax No. (404) 853-8806

         or to such other person or at such different address as a party to this Agreement may furnish to the other in writing pursuant to the foregoing.

                  (d) Gender; Number; Captions. Whenever the context of this Agreement requires, the gender of any pronoun includes the other genders, and the singular number includes the plural. Titles and captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of its provisions.

                  (e) Controlling Law; Integration; Amendment; Waiver. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Georgia. This Agreement supersedes all prior negotiations, agreements and understandings between the parties to this Agreement (except for such stock option agreements between AER Energy and Consultant which shall remain in full force and effect, except as contemplated to be amended by this Agreement), constitutes the entire agreement between the parties to this Agreement as to the subject matter of this Agreement, and may not be altered or amended except in writing signed by the parties to this Agreement. The failure of either party to this Agreement at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce the same; and no waiver by either party to this Agreement of any provision or of a breach of any provision of this Agreement, whether by conduct or otherwise, in any one of more instances shall be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision or of a breach of any other provision of this Agreement.

                  (f) Counterparts. This Agreement may be signed by each party upon a separate copy, and in such case one counterpart of this Agreement shall consist of two copies to reflect the signature of each party. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or its terms to produce or account for more than one of such counterparts.


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                  (g)      Review and Revocation. Consultant hereby
         acknowledges and understands, and AER Energy agrees that:

                           (i) Consultant may have at least 21 days after receipt of this Agreement within which he may review and consider, discuss with an attorney of his own choosing, and decide to execute or not execute this Agreement;

                           (ii)     Consultant has seven days after the
                  execution of this Agreement within which he may revoke this Agreement;

                           (iii)    In order to revoke this Agreement,
                  Consultant or his attorney must give written notice to AER Energy by delivering a letter to J.T. Moore, AER Energy's Chief Financial Officer, and to Mark D. Kaufman, its legal counsel, stating that Consultant is revoking this Agreement. To effect a revocation, delivery of the letter must be made on or before seven days after the execution of this Agreement. The letter shall be delivered and addressed pursuant to the notice provisions set forth in Section 11(c) above;

                           (iv) This Agreement shall not become enforceable until after the expiration of seven days following the date Consultant executes this Agreement and it will only become enforceable if Consultant does not revoke the Agreement as provided for herein; and

                           (v) In the event that Consultant revokes this Agreement pursuant to this provision, the amendments described herein to Consultant's stock option agreements will also be immediately revoked. If Consultant revokes this Agreement, he agrees that he immediately will return to AER Energy any and all consideration already paid by AER Energy under this Agreement.

                  (h) Voluntary Agreement. Consultant represents and warrants that he (i) has fully read this Agreement, (ii) understands all the terms and conditions set forth herein, and (iii) is entering into this Agreement voluntarily and without promise or benefit other than as set forth herein. Consultant further acknowledges that he may have at least 21 days within which to consider this Agreement, that he was advised to consult with an attorney of his own choosing concerning the releases and waivers contained in and the terms of this Agreement, and that the waivers he has made, the releases he has given, and the terms that he has agreed to herein are made knowingly, consciously, and with full appreciation that he is forever foreclosed from pursuing any of the rights so waived and released.


                      [Signatures appear on the next page]


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         DULY EXECUTED by the undersigned, as of March 25, 2002.


                                    /s/  David W. Dorheim
                                    -------------------------------------------
                                    David W. Dorheim


                                    AER ENERGY RESOURCES, INC.


                                    By:    /s/ J.T. Moore
                                       ----------------------------------------
                                       J.T. Moore, Chief Financial Officer


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